BankAmerica Corporation
      100 North Tryon Street
      Charlotte, NC 28255

      Tel 704 386-5000

      Pricing Supplement No. 0220 Dated         Rule 424(b)(2)
      April 19, 1999 (To Prospectus dated       File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Subordinated Medium-Term Notes, Series H

      Due Nine Months or More From Date of Issue
      Fixed Rate Notes

      Principal Amount:                        $  25,000,000.00
      Issue Price:                             $        100%(1)
      Commission or Discount:     1.800 %      $     450,000.00
      Proceeds to Corporation:   98.200 %      $  24,550,000.00

      Agent:                   Salomon Smith Barney, as Principal (1)

      Original Issue Date:     May 07, 1999

      Stated Maturity Date:    May 07, 2014

      Cusip #:                 06606P-AF-6

      Form:                    Book-entry only

      Interest Rate:           6.750% per annum

      Interest Payment Dates:  7th of May and November, commencing
                               November 7, 1999

      Discount Note?                                      No


      May the Notes be redeemed by the Corporation prior
      to maturity?                                        Yes(See Below)

      The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring May 7, 2002 and on any Interest Payment Date occurring in May or November thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 35 calendar days prior notice to the Noteholder and Trustee, as described in the Prospectus Supplement.

      May the notes be repaid prior to maturity at the option
      of the holder?                                                 No

      (1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon Smith Barney.